Kate Gebo Executive Vice President, Human Resources and Labor Relations September 20, 2023 Michael D. Leskinen Dear Mike, On behalf of United Airlines Holdings, Inc. (“UAH”) and United Airlines, Inc. (“United” and, together with UAH, the “Company”) and subject to the conditions set forth below, I am pleased to offer you the position of EVP and Chief Financial Officer of UAH and United. This position is subject to your appointment by the Board of Directors (the “Board”) of UAH and will be effective as of the date your appointment is approved by the Board (“Effective Date”). In accordance with this promotion, the following total target compensation opportunity will apply to your new role, effective as described below: x Annual Base Salary: $700,000 x Short-term Incentive: 120% of base salary x Long-term Incentive: 350% of base salary x Total Target Compensation: $3,990,000 Your new annual base salary will be effective as of the Effective Date. Your previous 2023 short-term incentive award (based on your prior base salary and percentage opportunity) will be preserved through the Effective Date, and the increase in your 2023 short-term incentive (based on your new base salary and percentage opportunity) will be effective for the period beginning on the Effective Date through year-end. Your new long-term incentive opportunity will be effective for the 2024 annual long-term incentive grants. You also will receive a one-time promotional equity award with a target value of $1,600,000, sized based on the closing price of UAH common stock on September 25, 2023, and with terms as approved by the Compensation Committee of the Board. As an executive of the Company, you will participate in the benefit plans and programs applicable to similarly-situated executive officers, including the Company’s Executive Severance Plan. A summary of such benefit plans and programs will be separately provided to you and may be amended from time to time. The long-term incentive awards previously granted to you under the Company’s 2021 Incentive Compensation Plan and your outstanding long-term contingent cash award will continue to vest in accordance with their original terms and your 2022 subsidiary-level incentive award will be paid to you in accordance with its original terms ($500,000 to be paid April 1, 2024, subject to your continued employment through such date). You agree that this represents the entire agreement with respect to your incentive awards and that you have no rights with respect to any other prior incentive compensation awards. This position is subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended. The position also is subject to the stock ownership guidelines as approved by the Exhibit 10.38 Michael D. Leskinen Page 2 Compensation Committee and you will have five years from the Effective Date to become compliant with the guidelines applicable to your new role. In addition, this position is subject to other Company policies applicable to similarly-situated executive officers, including the compensation clawback policy and the securities trading policy. Such policies will be separately provided to you and may be amended from time to time. This offer and the compensation and benefits related to this position are subject to, conditioned upon and in consideration of your agreement to the terms and conditions set forth in the Confidentiality and Restrictive Covenant Agreement (Covenants Agreement) separately provided to you. Please carefully read and review the Covenants Agreement and return a signed copy. Employment at the Company is at-will and may be terminated by the Company or you at any time with or without cause. Any termination is subject to the separation benefits plans and programs in place at the Company at the time of separation. This offer sets forth the entire offer of employment between you and the Company regarding the terms of your employment as EVP and Chief Financial Officer and it supersedes any prior discussions, commitments or understandings. It is also our mutual understanding that you have not relied on any representations other than those contained in this offer in making your decision to accept this new role. Please sign, date and return a copy of this letter to confirm your understanding, agreement and acceptance of this offer. In the interim, do not hesitate to contact me if you have any questions. Congratulations - we are very excited about the contributions that you will make to United in this new role. Sincerely, Kate Gebo Executive Vice President, Human Resources and Labor Relations BY SIGNING BELOW, I AGREE THAT I HAVE READ AND UNDERSTAND THE TERMS OF THIS OFFER LETTER. /S/ KATE GEBO Signature: _____/S/ MIKE LESKINEN______________ Date: ________9/21/23___________________________